Mail Stop 6010


      October 26, 2005


Nicholas K. Fortson
Chief Financial Officer
University Bancorp, Inc.
959 Maiden Lane
Ann Arbor, Michigan 48105

	Re:	University Bancorp, Inc.
		Form 10-K/A for the year ended December 31, 2004
		Filed October 13, 2005
      File No. 000-16023


Dear Mr. Fortson:


	We have completed our review of your Form 10-K/A and related materials and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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